Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated this 17th day of October, 2005, between Dakota Ethanol, L.L.C., a South Dakota limited liability company, hereinafter called “Employer” and Scott A. Mundt, of Brookings, South Dakota, hereinafter called “Employee.”

W I T N E S S E T H:

1.                                     Definitions.

(a)                                  “Adjusted Earnings” means Employer’s earnings calculated before deductions for interest expense, income taxes, depreciation and amortization, and without including any governmental incentive income as determined by Employer using Generally Accepted Accounting Principles applied on a consistent basis.

(b)                                 “Applicable Guidance” means Treasury Regulations issued pursuant to Code §409A, or other written Treasury or IRS guidance regarding Code §409A, which is in addition to Notice 2005-1.

(c)                                  “Board” means the Board of Managing Members of the Employer.

(d)                                 “Book Value” means the book value of the Employer as disclosed by the Employer’s books of account regularly maintained in accordance with generally accepted accounting principles applied on a consistent basis.

(e)                                  “Change in Control” of the Employer means a change: (i) in the ownership of the Employer; (ii) in the effective control of the Employer; or (iii) in the ownership of a substantial portion of the assets of the Employer, within the meaning of Notice 2005-1, Q/As 11-14 or in Applicable Guidance.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Net Income” means Operational Revenues minus Operational Costs as determined by using generally accepted accounting principles applied on a consistent basis before income taxes.

(h)                                 “Operational Costs” means all normal and reasonable costs and expenses directly and indirectly associated with the daily operation of the Employer.  These expenses may include, without limitation, administrative and general overhead expenses, utilities, production inputs, supplies, transportation, general supplies, raw material acquisitions, insurance premiums, marketing expenses, repair expenses, maintenance expenses, engineering expenses, data processing expenses, legal, accounting and audit fees, billing expenses, expenses of preparing tax returns and reports, taxes, travel, telephone, salaries of employees (including social security and Medicare, relief, pensions, and other benefits) interest, and other incidental business expenses incurred in connection with Employer’s business.

(i)                                     “Operational Revenues” means all revenues from Employer’s operations, including, but not limited to, sales of ethanol, byproducts and ancillary operations.

(j)                                     “Separation from Service” means an Employee’s termination of employment  with the Employer or as otherwise defined in Applicable Guidance.

2.                                       Employment.  The Employer hereby employs the Employee, and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

3.                                     Duties of Employee.  Employee shall serve as the Transition Coordinator of Employer.   Subject to the direction of the Board, Employee shall have full authority to operate on a day-to-day basis, and manage the business and affairs of Employer and shall perform such other executive, managerial and administrative duties as are from time to time assigned to him by the Board and which are normally associated with the position of Transition Coordinator.  Employee agrees as follows:

(a)                                  Employee shall devote his working time, knowledge and skill solely and exclusively to the business of Employer.  Employee shall not be engaged in any other trade, business or enterprise except as an investor for himself or any other person, business or company while employed by Employer.

(b)                                 Employee shall at all times represent the interests of Employer to the utmost of Employee’s capacity and ability and Employee shall serve Employer loyally and faithfully.

(c)                                  The Employee’s hours of work shall be as dictated by the requirements of the duties for which Employee is responsible.

(d)                                 Employee agrees to observe and comply with all applicable rules and regulations established by the Employer.

4.                                       Compensation.  As compensation for his services, the Employer shall pay to the Employee as follows:

(a)                                  Base Compensation.  An annual base salary of Ninety Thousand Dollars (90,000.00), payable in equal bi-monthly installments during the term of his employment. The Board will review the base salary annually.

(b)                                 Variable Incentive Compensation.  In addition to the Base Compensation, as an incentive to Employee to achieve high profitability, to promote collection of those revenues billed and to encourage quality and efficiency of operation, the Employer shall pay to the Employee Variable Incentive Compensation equal to three-tenths of one percent (0.3%) of the monthly Adjusted Earnings in each month of the fiscal year. Adjusted Earnings are based on the most recent monthly financial statements produced by the Employer and provided to the Board.  The Employer will pay the Variable Incentive Compensation to Employee the first regularly scheduled payroll following Board approval of the previous month’s financial statements.  Should the Variable Incentive Compensation for the month result in a negative amount, such amount will be deducted from any future Variable Incentive Compensation.  For the last month of the fiscal year, this Variable Incentive Compensation payment will not be paid until following completion of the Employer’s annual audit, and within ninety (90) days of the end of the fiscal year, .  This final payment, when added to the previous Variable Incentive Compensation payments, will adjust the annual Variable Incentive Compensation to equal three-tenths of one percent (0.3%) of Employer’s audited annual Adjusted Earnings for the fiscal year.  During any fiscal year Employee only works a part of the fiscal year, the final payment will adjust the Variable Incentive Compensation to reflect that the Variable Incentive Compensation payments equal three-tenths of one percent (0.3%) of the Employer’s audited Adjusted Earnings for only that portion of the year in which Employee was employed by Employer.

5.                                       Employee Benefits.  This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Employee may be entitled as an employee of Employer under any plan of employee benefits or any other arrangement providing employee benefits to Employer’s employees, including, but not limited to, vacation, medical and health insurance, life insurance, and any qualified retirement plan which may now be in effect or hereafter adopted by Employer as amended from time to time in the Employer’s sole discretion. To the extent the following benefits are offered to all of Employer’s employees, Employer shall provide the following enhanced benefits to Employee:

1.   Medical Insurance. Employer agrees to pay the full premium for family coverage for any medical insurance plan Employer offers to all of its employees.  To the extent Employer offers more than one option to employees for medical insurance, Employer agrees to pay the full premium for family coverage for the option chosen by Employee.

2.  Dental Insurance. Employer agrees to pay the full premium for family coverage for dental insurance.

3.  Short Term Disability. Employer agrees to pay the full premium for Short Term Disability insurance.

4.  Paid Time Off.  Employee will receive 20 days of PTO during the first year, 25 days during the second year, and 30 days per year thereafter. Employee will provide advance notice to the Board for vacation time exceeding 5 consecutive business days.

6.                                       Expenses.  Employer will reimburse Employee for all reasonable business related expenses upon the presentment by Employee, from time to time, of an itemized account of such expenditures and receipts therefor.

7.                                       Change in Control.  Upon a Change in Control, Employer shall pay Employee the following, payable in cash in a lump sum on the first day of the month following the Change in Control:

(a)                                  If the total financial consideration paid for Employer constituting the Change of Control equals or exceeds one and one half the Book Value of the Employer calculated as of the last day of the month preceding the final event constituting the Change of Control, Employer shall pay Employee a lump sum payment equal to three (3) times Employee’s annual Base Compensation in effect on the date of the Change of Control; or

(b)                                 If the total financial consideration paid for Employer constituting the Change of Control is less than one and one-half times the Book Value of the Employer calculated as of the last day of the month preceding the final event constituting the Change of Control, Employer will pay Employee an amount equal to his annual Base Compensation in effect on the date of the Change of Control.

8.                                       Withholding. The Employer will withhold from any payment to Employee made pursuant to this Agreement and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under federal, state or local law, including Notice 2005-1 and Applicable Guidance, and any voluntary reductions elected by Employee.

9.                                       Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, Employer shall not pay any benefit to the extent the benefit would be a nondeductible parachute payment under Section 280G of the Internal Revenue Code.

10.                                 Termination With or Without Cause.  Employee is an Employee at will.  It is understood and agreed that either Employee or Employer may terminate this Agreement at any time with or without cause and without formal notice.  If terminated, with cause (cause defined as theft, embezzlement, sexual harassment, conviction of a felony or misdemeanor involving moral turpitude),Employee shall not be entitled to any advance notice, severance pay or any other compensation other than compensation earned to date of the termination.  If terminated without cause following completion of a six month probationary period, the employee will receive a severance payment in the amount of 3 months base compensation

11.                                 Trade Secrets.  Employee acknowledges that in the course of employment, Employee will acquire confidential information of a special and unique nature and value relating to Employer’s business and relating to any subsidiaries and affiliates of Employer.  Such information shall be considered a trade secret owned by the Employer, which information shall include, but is not limited to, specifications, samples, tools, technical information, data, market information, customers, relationship with experts, consultants and governmental agencies, information concerning

Employer’s systems, policies, methods of operation, procedures, manuals, financial reports, and pricing and all other non-public information acquired by Employee as a result of or during the course of employment.  Employer shall retain ownership of all rights to all materials, except materials which are readily available to anyone in the ethanol industry.  Reuse of the materials or concepts is prohibited without the prior written consent of Employer.  Employee agrees that all such information acquired during the course of employment, whether such information is communicated in written or verbal form, and whether such information is in recorded or unrecorded form and whether it is maintained solely at Employer’s offices or also maintained elsewhere or combined or maintained by Employee solely or in combination with other information, constitute trade secrets of Employer.

Employee shall not at any time or in any manner, either directly or indirectly, divulge or disclose Employer’s trade secrets to any other person or entity, and Employee shall not use such trade secrets in competition with Employer or for the gain or benefit of Employee or any other person or company.  The obligations of Employee under this paragraph 11 shall survive the termination of this Agreement.

Following termination of employment, Employee shall not remove or retain any document, copy of document, client or prospect files, or any other recording, in any type or form, relating to said trade secrets.  Employee shall not utilize or divulge said trade secrets to any other person or company, regardless of whether such knowledge or information is in recorded form or otherwise.

12.                                 Agreement Not to Compete.  In consideration of the Employer’s hiring and continued employment of Employee, and Employer making Employer’s trade secrets available to Employee, the sufficiency of which consideration is conclusively acknowledged, Employee agrees not to engage directly or indirectly, either personally or as an employee, associate, partner, or otherwise, or by means of any corporation or other legal entity, or otherwise, in any business in competition with Employer or its subsidiaries, divisions, or affiliates, during the course of employment and for a period of six months from the date of the termination of employment, within South Dakota, Minnesota, Nebraska, Iowa, or any other state in which Employer operates an ethanol plant so long as Employer (or related entity) continues to carry on a like business in the described territory (the “Restricted Territory”).

The parties have attempted to limit Employee’s rights to compete only to the extent necessary to protect Employer from unfair competition.  The parties recognize, however, that reasonable people may differ in making such a determination.  Employee acknowledges that he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his execution of this Agreement with Employer.

Employee agrees that if Employee obtains or commences employment (whether full-time or part-time) with any other employer during the six-month period referred to in this section, Employee shall provide such new employer with a copy of this Agreement, and Employee agrees that Employer may provide copies of this Agreement to such new employer.  Employee agrees that Employer shall have the right to inform such new employer of Employee’s obligations hereunder.

For purposes of this section, the Employer shall include, in addition to the Employer specifically identified herein, any successor to Employer and any purchaser of Employer’s business.

13.                                 Remedies for Breach of Trade Secrets and Non-Competition Agreement.  Employee expressly agrees that Employee’s violation of this Agreement relating to trade secrets and/or non-competition shall entitle Employer to injunctive relief.  Employer shall be entitled to any and all further or other rights and remedies available at law or in equity.  If a legal action is instituted to enforce the provisions of this Agreement, or any part of it, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and costs, including discovery costs, as determined by the Court.

14.                               Assignment.  This Agreement is a personal services contract and neither party may assign his or its duties or obligations hereunder without first obtaining the written consent of the other parties hereto.

15.                               Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the Employee’s residence in the case of the Employee or to the Employer’s principal office in the case of the Employer.

16.                               Waiver of Breach.  The waiver by the Employer of a breach of any provisions of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

17.                                 Counterparts.  This Agreement may be executed in multiple counterparts all of which shall constitute but one Agreement.

18.                               Entire Agreement.  This instrument contains the entire agreement of the parties.  It may not be changed orally but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

19.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

20.                               Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of South Dakota.

21.                               Severability.  The parties agree that if any part, term, paragraph or provision of this Agreement is in any manner held to be invalid, illegal, void or in any manner unenforceable, or to be in conflict with any law of the State of South Dakota, then the validity of the remaining portions or provisions of this Agreement shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in an manner designed to effectuate the intent expressed in this Agreement to the maximum extent permitted by law.

IN WITNESS WHEREOF, this Employment Agreement has been signed on the date  and year first above written.

EMPLOYER:

DAKOTA ETHANOL, L.L.C.

By	/s/ Brian Woldt
Its	Chairman

EMPLOYEE:

/s/ Scott A. Mundt
Scott A. Mundt